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                                                            Exhibit 10.1

                              [STARWOOD LETTERHEAD]

Mr. David Norton
5512 Roberts Drive
Plano, Texas  75093

Dear Dave:

          Starwood Hotels and Resorts Worldwide, Inc. ("Starwood" or the "Company") is delighted to extend to you this offer of employment for the position of Executive Vice President - Human Resources. You have shown yourself to be an outstanding candidate and an excellent fit our organization. This is your invitation to join us in meeting the challenge of creating a new Starwood from our acquired companies and becoming the world leader in the upscale lodging and leisure industry.

          Below, we have outlined the specifics of our offer to you.

START DATE:

          Subject to the terms of this letter, your employment with Starwood will begin on or about May 1, 2000.


POSITION:

          Your position will be Executive Vice President - Human Resources, you will be located at the Company's White Plains, New York office and you shall perform such duties and services as are assigned to you by the Company from time to time. You acknowledge that your prospective employment will be subject to all policies and practices of the Company as may currently exist or as may be curtailed, modified or implemented from time to time. Further, you shall devote your full time and attention to the affairs of the Company and to your duties as Executive Vice President - Human Resources. You will be reporting to Bob Cotter, Chief Operating Officer of the Company, or any successor in that or a successor position.

BASE SALARY:

          Your base salary will be $325,000 annually, paid in semi-monthly intervals of $13,541.67, and subject to applicable withholdings for FICA, local, state and federal taxes, and Medicare. The Starwood salary program provides performance-based salary reviews for future salary progression.

ANNUAL INCENTIVE (BONUS):

          You will be eligible to participate in the Starwood Annual Incentive Plan (AIP). Your target incentive range is 75% of base salary. Your actual incentive payout will be based




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upon achieving specified performance criteria to be established and approved with your manager, and may be awarded solely at the Company's discretion. However, for calendar year 2000, you will receive a bonus of $325,000. Payment of your 2000 bonus will be delivered according to the regular annual incentive plan payout schedule. Any annual bonus shall be payable to you at the time such bonuses are payable and otherwise shall be subject to and in accordance with the AIP and the Company's policies and practices, including the requirement that you are employed by the Company at the time of such payment. Pursuant to such policies and practices, the Company does not pay pro-rata bonuses. In accordance with the AIP, 25% of the amount payable to you will be in the form of restricted stock grants under the Company's 1999 Long Term Incentive Compensation Plan (the "LTIP").

SIGN-ON BONUS:

          You will be paid a one-time sign-on bonus of $100,000, to be disbursed to you within the first month of your employment. Your right to retain the sign-on bonus is conditioned upon remaining employed by Starwood for at least two years. In the event that you voluntarily resign from Starwood or are terminated for cause within this two-year period, you would be obligated to repay the entire amount of the sign-on bonus.

BENEFITS:

          Starwood offers "StarShare," a comprehensive array of employee benefit programs, to provide peace of mind on various personal concerns. New employees are eligible for the StarShare health and welfare benefit programs on the first day of the month following 90 days of employment. Participation in the 401(k) plan begins after one year of service.

          Information on these plans and other benefit programs such as the HOT Rates (the employee discount room rates program), short-term disability, long-term disability, employee life insurance, and vacation benefit programs will be provided to you after you begin your employment with us.

COBRA PAYMENTS:

          We realize that there may be a transitional benefits cost to you because of the waiting period before you become eligible for the Starwood health plans. Therefore, during your benefits waiting period, Starwood agrees to reimburse you for any COBRA payments currently being made to you until the date you become eligible for Starwood health benefits.

LONG TERM INCENTIVE:

          You will be eligible to participate in the LTIP. This plan provides for the award of stock options at the Company's discretion to high performing executives. The actual number of shares granted, if any, will be based upon your performance achievements, provided, that for the years 2001, 2002 and 2003, the total number of shares underlying stock options granted to




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you in each of those years shall not be less than 100,000 shares, appropriately adjusted for stock splits, stock dividends and other similar events.

SIGN-ON STOCK OPTIONS:

          The Company will recommend to the Option Committee of the Board of Directors ("Committee") a grant of 125,000 stock options to you under the LTIP. The grant will be effective on the grant date. The options will have an exercise price equal to the closing price of Starwood stock as reported in the New York Stock Exchange Composite Transactions on the business day immediately preceding the date of grant. The stock options will vest in accordance with the LTIP and will otherwise be governed by the provisions of the LTIP.

          Further details will be provided in the award notification to be delivered to you following your employment.

RELOCATION:

          Starwood will pay the reasonable, out-of-pocket costs of relocating your family and household furnishings from the Dallas, Texas area to the New York metropolitan area in accordance with the provisions of Starwood's Relocation Program. Details of Starwood's Relocation Program are enclosed.

          In the event that you accept this offer of employment and relocation expenses are paid to you or on your behalf, you agree that if you voluntarily terminate your employment within one year after your first day of employment, you will repay all such relocation expenses, reduced by 1/12 for each full calendar month actually worked. In addition, eligibility for reimbursement of any and all relocation expenses will cease on the last day of employment and any relocation expenses incurred after that date will not be reimbursed by Starwood and will be your responsibility.

HOME LOAN:

          Upon your move to the New York Metropolitan Area, Starwood will assist you in the purchase of a new principal residence by making a second mortgage home loan available to you in an amount of up to $500,000. The loan proceeds must be used by you to purchase your new principal residence. The loan will be non-transferable and non-interest bearing prior to maturity and will mature on the earlier (a) five years from the date of the first advance of the loan to you, (b) voluntary or involuntary termination of your employment with Starwood or your resignation, or (c) your sale of the residence. The loan shall be evidenced by a note in the amount of the loan and shall be secured by a second mortgage lien on your new residence. The second mortgage is to be executed by all persons having an ownership interest in the new residence. This loan will be funded at the closing of the purchase of your new residence through an escrow established for this purpose acceptable to Starwood. No advance of the loan will be made unless documents evidencing and securing the loan acceptable to Starwood shall have been signed and delivered by the appropriate parties.




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EXCLUSIVE DISPUTE RESOLUTION PROCEDURE:

          Any and all disputes relating to this offer letter, your employment with Starwood or the termination of that employment will be resolved solely and exclusively through binding arbitration pursuant to the employment rules of the American Arbitration Association. Accordingly, you acknowledge and agree that this offer of employment and the benefits provided herein are contingent upon your execution of the Arbitration Agreement provided to you herewith.

DRUG SCREEN:

          This offer of employment is conditioned upon you successfully completing an alcohol and drug screen examination. If you accept this offer, you agree to undergo and consent to such alcohol and drug screen examination.

EMPLOYMENT TERM & SEVERANCE:

          In accepting this offer you understand and agree that your employment with the Company is "at will." As such, you agree that either you or Starwood may end the employment relationship at any time, with or without notice and with or without cause. By signing below you understand and acknowledge that except for this letter, there is not and shall not be any written contract between you and the Company concerning this offer of employment or your prospective employment, and that this letter is not intended to be and is not a contract of employment.

          In the event that Starwood terminates your employment for any reason other than "cause," Starwood will pay to you 12 months of your then current base salary, in a lump sum less all applicable withholdings, and will reimburse you for your COBRA expenses minus your last level of contribution for up to 12 months commencing on the termination date (the "Termination Payments"). You will not be entitled to any Termination Payments if you resign your employment with the Company. As a condition for, and prior to, your entitlement to and receipt of any Termination Payments, you must enter into a written waiver and release of any and all claims against Starwood arising out of or relating to your employment with Starwood, in such form that Starwood may reasonably require. In addition, the Company will enter into a Change in Control Severance Agreement with you in the form provided to you.

          For purposes of this paragraph, "cause" shall mean (i) any material breach by you of any of the duties, responsibilities or obligations of your employment, or any of the policies or practices of Starwood; (ii) any willful failure or refusal by you to properly perform (as determined by Starwood in its reasonable discretion and judgment) the duties, responsibilities or obligations of your employment, or to properly perform or follow (as determined by Starwood in its reasonable discretion and judgment) any lawful order or direction by Starwood; (iii) any acts or omissions by you that constitute (as determined by Starwood in its reasonable discretion and judgment) fraud, dishonesty, breach of your duty of loyalty, gross negligence, civil or criminal illegality, or any other misconduct in your employment or which could tend to bring Starwood into disrepute, could create civil or criminal liability for Starwood or could adversely affect Starwood's business or interests.






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OTHER CONDITIONS AND OBLIGATIONS:

          You have represented, and hereby confirm, that you are not subject to any currently effective employment contract, or any other contractual or other binding obligations pursuant to which your employment or employment activities with or on behalf of the Company may be subject to any restrictions, including without limitation, any agreements or other obligations or documents relating to non-competition, confidentiality, trade secrets, proprietary information or works for hire.

          As a further condition of this offer and your right to receive any of the benefits detailed herein, you agree to execute and be bound by a confidentiality, non-solicitation and non-competition agreement in the form enclosed.

INTEGRATED AGREEMENT:

          This offer letter represents the sole and complete understanding between you and the Company relating to your employment and there are no other written or oral agreements, understandings or representations relating to this offer of employment. The terms of your employment, including the at-will nature of the employment, may be amended only through a written instrument signed by you and the Chief Executive Officer or Chief Operating Officer of the Company.

          You should not resign from your current employment until you have received notification from the Company of the completion of all pre-employment investigation, testing and verification.

          By signing and returning this letter, you confirm that this letter accurately sets forth the understanding between you and Starwood and that you accept and agree to the terms as outlined.





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          Dave, we are thrilled to extend to you our invitation to join
Starwood. A challenging and fulfilling experience is ahead of you as you become a part of the mobilizing force that is transforming our organization into a world class enterprise.


                                          Best regards,


                                          /s/ Robert F. Cotter



                                          Robert F. Cotter

cc:   Personnel File

ACCEPTED AND AGREED TO:


/s/ David Norton

David Norton





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